UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 21, 2013, the Ader Group issued a press release announcing that it is mailing a letter to stockholders of International Game Technology (“IGT”), in connection with the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of IGT. A copy of such press release, which includes the text of the stockholder letter, is attached hereto as Exhibit I and is incorporated herein by reference.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

ADER GROUP SENDS LETTER TO IGT SHAREHOLDERS

Shareholders Are Encouraged to Consider Who Can Best Maximize the Value of Their Investment –and Promptly Vote the GOLD Proxy Card

New York, NY – February 21, 2013 – The Ader Group today announced that it is sending a letter to International Game Technology (NYSE: IGT) shareholders.

The letter raises a number of points, including:

•	ISS’ recommendation that IGT shareholders vote the GOLD proxy card for Mr. Silvers at the upcoming annual meeting;
•	The recent public third party comments which have been supportive of the Ader Group’s efforts;
•	The Ader Group’s goal of instituting a culture of ownership in the IGT boardroom;
•	IGT’s poor stock price performance over a period of more than three years;
•	The history of the current independent directors’ refusal to meet with the Ader Group; and
•	The value that the Ader Group’s highly-qualified nominees will bring to the IGT board.

The Ader Group is urging shareholders to vote the GOLD proxy card to elect its three highly-qualified, forward-looking nominees, Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers, at IGT’s upcoming annual meeting scheduled for March 5, 2013. Shareholders are encouraged to submit their GOLD proxy by telephone or by Internet to ensure that their shares are represented.

The letter is available by visiting www.RESCUEIGT.com (on the “Filings & Presentations” page) and the text of the letter follows:

ADER LONG/SHORT FUND LP

February 21, 2013

Dear Fellow IGT Stockholder:

The annual meeting of IGT stockholders is fast approaching. On March 5th, you can make an important decision to allow ownership representation on IGT’s Board of Directors. The Ader Group nominees bring a fresh perspective focused on shareholder value creation and would look to institute a culture of ownership on the Board. The alternative is to continue with the same Board that has overseen a significant decline in shareholder value in recent years.

We urge you to vote the GOLD proxy card TODAY to protect your investment. Since time is short, we encourage you to submit your GOLD proxy by telephone or by Internet, to make sure your shares are represented.

ISS RECOMMENDS IGT SHAREHOLDERS

VOTE THE GOLD PROXY CARD FOR MR. SILVERS

On February 19, 2013, ISS, one of the nation’s leading independent proxy voting advisory firms, recommended that IGT shareholders use the GOLD proxy card to vote Mr. Silvers at the company’s annual meeting on March 5th. ISS specifically noted:

•	“In the company’s continuing difficulties in redressing the weakness of its core business segments, the uncertainty about the potential of the online diversification efforts, and the sustained shareholder doubt reflected in IGT’s persistent stock underperformance, the dissidents have demonstrated a compelling case for a greater shareholder perspective on the board.” (Emphasis added)

•	“Even given the stark underperformance of the casino equipment industry generally, IGT has lagged many of its industry peers and competitors over the past 1, 3, and 5 years. Most notably, IGT declined by 11.7% in 2012, compared to a return of 16.7% by the S&P 500 and an increase of 18.2% among its industry peers, demonstrating the dissident’s contention that IGT has not participated in the sector or the broader market recovery.”

SIGNIFICANT SHAREHOLDER AND CUSTOMER SUPPORT

The Ader slate has also received support from other significant IGT shareholders and major customers of IGT, including the following public comments:

•	On February 7, 2013, a New York-based investor – Orange Capital, LLC – sent an open letter to our Board of Directors stating its beliefs about the valuation of IGT common stock and making two recommendations for the Board:

1.	Immediately Commence a Dutch Auction Tender Offer for 25% of Shares Outstanding

2.	Drop the Objection to the Ader Group Nominees and Seek Amicable Resolution to the Election Contest

Orange Capital went on to say:

-	“…the Company should seek a mutually agreeable resolution with the Ader Group, including Board representation.” – Our Board has not so much as sent the Ader Group an email or placed a phone call to initiate such discussions.

-	“In its proxy materials and public statements, we believe the Ader Group has identified significant challenges facing the Company. We also believe the Ader Group has nominated three highly qualified individuals who can bring substantial expertise and talent to the Board. We fully support the Ader Group's agenda.” (Emphasis added)

-	“We are extremely disappointed that the Company has engaged in a public mud-slinging campaign against the Ader Group, including IGT's former CEO Charles Mathewson.” (Emphasis added)

•	On February 4, 2013, a large and well-respected customer of the company made public comments about his feelings. In his comments, Steve Wynn, Chairman and CEO of Wynn Resorts, Limited said:

-	“Since his [Chuck Mathewson] departure, the company has seemed to have lost that edge.” (Emphasis added)

-	“I am personally saddened by what appears to be a paid professional attempt to smear him. I’m left with the impression that such an effort is motivated by IGT’s current management’s attempt to distract shareholder attention from current performance.” (Emphasis added)

HOW DID THE CURRENT BOARD GET US HERE?

For almost six months we have acted in a respectful and professional manner in seeking to get an in-person audience with the independent directors of our company–the same independent directors that are supposed to represent all of our interests. Despite our patience, the current Board has refused to make itself available for such a meeting. Our goal for such a meeting has been to enter into a dialogue with the IGT Board regarding our concerns with IGT’s operating and share price performance and how we believe we can help create value for ALL shareholders.

In response, our Board and management have resorted to “mud-slinging” (see Orange Capital comments), which, in the view of at least one customer, seems to reflect an effort to distract shareholders from the real issue: Could our Board benefit from fresh perspectives and more relevant experience? Despite the company’s spurious allegations and highly misleading comments about Mr. Mathewson, all of the Ader Group’s nominees stand ready to work with management and any continuing members of the Board.

We believe that the three Ader nominees will help rectify the core concerns which we believe have led to value destruction at IGT:

(i)	a lack of focus on the core slot machine and systems business that we believe generated IGT’s historic success and which we believe will be the foundation for its future growth;

(ii)	a lack of casino gaming industry experience in executive management ranks; and

(iii)	poor capital allocation decisions, highlighted by a series of costly non-strategic acquisitions.

We urge all IGT shareholders to vote the GOLD proxy card today to ensure new, shareholder-focused voices in the IGT boardroom.

KEY CONSIDERATIONS FOR SHAREHOLDERS

AS YOU VOTE ON THE FUTURE OF YOUR INVESTMENT

•	IGT’s share price declined by 33.1% during the more than three year period from September 14, 2009 to January 7, 2013 (the date on which our intention to nominate directors at the annual meeting became public).

•	The Ader Group represents an ownership interest, excluding options, which is more than 100x that of the three directors we seek to replace.

•	The current Board has overseen approximately $625 million of spending on costly, non-core acquisitions which have distracted focus from the company’s core casino gaming business.

•	The company destroyed approximately $50 million of shareholder value from its poorly timed accelerated share buyback ahead of disappointing earnings.

•	The company’s executive management team has average relevant experience in the industry of only three years – none of it with any company other than IGT. This minimal level of experience demands an increased level of industry experience at the Board-level to supplement and guide management.

THE ADER GROUP’S NOMINEES ARE BEST POSITIONED TO CREATE VALUE

FOR ALL IGT SHAREHOLDERS

We are convinced that our highly-qualified, independent, forward-looking nominees are in the best position to look out for your interests:

•	Mr. Mathewson offers his fellow shareholders a unique blend of experience and independence. He has garnered decades of industry expertise, including approximately 17 years at IGT – during which time your company’s stock price increased by 25,481% on a split-adjusted basis. At the same time, he now also provides the clarity of a broader, more objective perspective, having not served as an IGT employee or director since his retirement in 2003. He is not afraid of stating the hard facts in the boardroom.

•	Mr. Silvers brings to the boardroom the benefit of his seventeen years of analytical experience in the casino gaming industry and Nevada market, as well as hands on work with many IGT customers and competitors in the core slot machine and systems business. He also has extensive financial markets experience which we believe is currently underrepresented in the boardroom.

•	Mr. Brooks also provides extensive capital markets experience, particularly in investing in distressed companies and debt, and we believe his financially disciplined approach will serve investors well in the boardroom.

We strongly urge you to seize the opportunity our nominees offer for meaningful change in the IGT boardroom. Please vote FOR the Ader slate TODAY – by using the enclosed GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

Thank you for your support,

 Jason N. Ader

TIME IS SHORT, AND YOUR VOTE IMPORTANT--

PLEASE VOTE TODAY!

We encourage shareholders to vote their GOLD proxy card by telephone or by Internet to ensure that their shares are represented at the March 5th annual meeting. Please see the simple instructions on your GOLD proxy card.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 825-8621

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any White proxy card sent to you by IGT, even as a protest. Voting against the IGT nominees on the White proxy card will not count as a vote FOR the Ader nominees.

If you have inadvertently voted on the White proxy card, you have every right to change your vote by voting again using the GOLD proxy card. Only your latest dated vote will count.

IMPORTANT FACTS FOR EMPLOYEE SHAREHOLDERS:

  The voting deadline for 401(k) participants is March 1, 2013. We urge you to return your voting instruction by telephone or by Internet to make sure your voice is heard.

  IGT recently disclosed that employee shareholder votes are confidential—that means your current Board and management will not know how you voted.

  If you hold shares through the Company’s 401(k) plan, you should also know that if you do not submit voting instructions to the Trustee, your shares will be not be voted at the annual meeting.

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, toll-free, at (877) 825-8621.

About Ader Investment Management LP

Ader Investment Management LP is a Delaware limited partnership that was founded in 2003.  Ader Investment Management LP is an SEC-registered investment adviser with its principal place of business located in New York, New York.  Ader Investment Management LP began conducting business in 2003, under the name of Hayground Cove Associates LP.  In June 2011, Hayground Cove Associates LP changed its name to Ader Investment Management LP.  Mr. Jason Ader is the sole principal of the firm, and is also the managing member and sole principal of the firm’s general partner, Ader Fund Management LLC.

The principal investment advisory business of Ader Investment Management LP is the management of investment portfolios consisting primarily of equity securities on behalf of certain private funds and separately managed accounts.

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board.  The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak.  The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology.  Such statements are not guarantees of future performance or activities.  Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Contacts

Jason N. Ader, (212) 445-7800

Ader Investment Management LP

Jennifer Shotwell / Scott Winter / Jonathan Salzberger, 212-750-5833

Innisfree M&A Incorporated